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                                                                      EXHIBIT 12

                              ILLINOVA CORPORATION
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                YEAR ENDED DECEMBER 31,         SUPPLEMENTAL**                            12 MONTHS
                            ---------------------------------------------------------------------------------------
                                                                                                            ENDED
                              1991        1992        1993           1993           1994        1995       SEP-96
                            --------    --------    --------    --------------    --------    --------    ---------
Earnings Available for
Fixed Charges:
Net Income (Loss).......... $ 78,378    $ 93,234    ($81,874)      ($81,874)      $151,786    $151,601    $173,171
  Add:
    Income Taxes:
       Current.............   29,369      22,930      25,260         25,260         58,354      98,578     194,950
       Deferred -- Net.....   45,990      63,739      82,057         82,057         71,177      34,137     (54,158)
    Allocated income
       taxes...............   (1,348)     (6,632)    (12,599)       (12,599)        (8,285)    (11,851)    (13,354)
    Investment tax credit
       -- deferred.........      (11)       (519)       (782)          (782)       (11,331)     (6,894)     (6,894)
    Income tax effect of
       disallowed costs....       --          --     (70,638)       (70,638)            --          --          --
    Interest on long-term
       debt................  176,179     160,795     154,110        154,110        135,115     125,581     114,414
    Amortization of debt
       expense and premium-
       net, and other
       interest charges....    9,004      12,195      17,007         17,007         15,826      29,558      29,547
    One-third of all
       rentals (Estimated
       to be representative
       of the interest
       component)..........    4,996       5,117       5,992          5,992          5,847       5,221       4,711
    Interest on in-core
       fuel................    8,862       8,278       6,174          6,174          7,185       6,716       5,624
    Disallowed Clinton
       plant costs.........       --          --          --        270,956             --          --          --
                            --------    --------    --------       --------       --------    --------    --------
Earnings (loss) available
  for fixed charges........ $351,419    $359,137    $124,707       $395,663       $425,674    $432,647    $448,011
                            ========    ========    ========       ========       ========    ========    ========
Fixed charges:
  Interest on long-term
    debt................... $176,179    $160,795    $154,110       $154,110       $135,115    $125,581    $114,414
  Amortization of debt
    expense and
    premium-net, and other
    interest charges.......   25,553      25,785      27,619         27,619         25,381      38,147      36,556
  One-third of all rentals
    (Estimated to be
    representative of the
    interest component)....    4,996       5,117       5,992          5,992          5,847       5,221       4,711
                            --------    --------    --------       --------       --------    --------    --------
Total Fixed Charges........ $206,728    $191,697    $187,721       $187,721       $166,343    $168,949    $155,681
                            ========    ========    ========       ========       ========    ========    ========
Ratio of earnings to fixed
  charges..................     1.70        1.87        0.66*          2.11           2.56        2.56        2.88
                            ========    ========    ========       ========       ========    ========    ========

-------------------------
 * Earnings are inadequate to cover fixed charges. Additional earnings (thousands) of $63,014 for 1993, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item -- Disallowed Clinton plant costs.